Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Andrew Batinovich, President and CEO Stephen R. Saul, Executive Vice President and CFO Phone: 650.343.9300 Fax: 650.343.7438 www.glenborough.com - shareholderservices@glenborough.com

GLENBOROUGH INCREASES STOCK BUYBACK AUTHORIZATION

SAN MATEO, CALIFORNIA, November 9, 2005 — Glenborough Realty Trust (NYSE: GLB, GLB PrA) announced today that its Board of Directors has increased the amount of common shares authorized for repurchase under the company’s previously announced common share repurchase program. The previous authorization totaled 8.2 million shares. Under the increased authorization, Glenborough may repurchase up to an additional 4 million shares in the open market or in privately negotiated transactions, at the discretion of the company’s management and as market conditions warrant.

Andrew Batinovich, President and CEO commented, “We believe that one of the best strategies to increase shareholder value is to use a portion of the proceeds of our current dispositions program to buyback shares on a leverage neutral basis.”

Glenborough is a REIT which is focused on owning high quality, multi-tenant office properties concentrated in Washington D.C., Southern California, Northern New Jersey, Boston and Northern California. The Company has a portfolio of 55 properties encompassing approximately 10 million square feet as of September 30, 2005.

FORWARD LOOKING STATEMENTS: Certain statements in this press release are forward-looking statements within the meaning of federal securities laws, including Mr. Batinovich’s statement that the Company expects to use a portion of the proceeds of the Company’s dispositions program to repurchase shares on a leverage neutral basis and the Company’s belief that this strategy will increase shareholder value. Because these forward looking statements involve risk and uncertainty, there are important factors that could cause our

400 South El Camino Real ■ San Mateo, California 94402 – 1708

www.glenborough.com

actual results to differ materially from those stated or implied in the forward-looking statements. Those important factors include:

•	Our inability to locate suitable buyers for our listed assets who are ready, willing and able to close transactions at the sales price we anticipate;

•	Increased costs of financing cause a reduction in demand for commercial properties and therefore a reduction in the market value of the assets listed for sale;

•	Lower than expected retention of existing tenants negatively affects the value of the assets listed for sale;

•	Changes in market rental rates for office space negatively affect the value of the assets listed for sale;

•	Changes in market conditions render the repurchase of our stock imprudent;

•	Our inability to locate and acquire suitable property at reasonable prices in our core markets;

•	The failure of the economy to continue its expansion;

•	The failure of the office market to grow with a growing economy;

•	Downward changes in market rental rates for office space; and

•	The effect of any future impairment charges associated with asset disposition or market conditions.

Given these uncertainties, readers are cautioned not to place undue reliance on such statements. All forward-looking statements are based on information available to us on the date hereof and we assume no obligation to update or supplement any forward looking-statement. Additional information concerning factors that could cause results to differ can be found in our filings with the SEC including our report on Form 10-K for the year ended December 31, 2004 and our quarterly reports on Forms 10-Q for the periods ended March 31, 2005 and June 30, 2005.

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400 South El Camino Real ■ San Mateo, California 94402 – 1708

www.glenborough.com